EXHIBIT 99.(1)

Florida Progress Corporation
News Release

Corporate Relations Department, St. Petersburg, Florida



[LOGO OMITTED]
                                                Media Contact:
                                                Jeffrey Volk
                                                Lippert/Heilshorn & Associates
                                              (212) 838-3777



Florida Progress Spins-Off Echelon International
To Shareholders


ST. PETERSBURG, Fla. (December 18, 1996) -- Continuing with its plan to focus on its core utility and coal and transportation businesses, Florida Progress Corporation (NYSE:FPC) today announced it has completed the spin-off of Echelon International Corporation, the company's real estate, lending and leasing unit. Echelon International is listed on the NYSE under the ticker symbol "EIN."

As previously announced, Florida Progress Corporation shareholders, as of the December 5 record date, received one share of Echelon International common stock for each 15 shares of Florida Progress common stock owned. Florida Progress' board of directors determined, after an extensive review of various strategic options, that a spin-off of its real estate, lending and leasing unit was the most appropriate way to achieve Florida Progress' strategic objectives. The board is confident that as an independent company with its own highly experienced and focused management team, Echelon is well positioned for future growth in the real estate development and management business.

Echelon International has assets of approximately $560 million. The company's business segments include development, ownership and management of commercial and multi-family residential real estate and collateralized financing. Echelon's strategy focuses on expanding the real estate business, particularly multi-family residential and commercial real estate development.

Echelon International's over one million square foot real estate portfolio includes 134 acres in Carillon Corporate Park, the Barnett Tower in St. Petersburg, the Highpoint Center in Tallahassee and a research office park near Gainesville. The company also has real estate loans on other properties in Texas and Washington.

The company's management team includes Michael Doramus, chairman and Darryl LeClair, president and chief executive officer. Mr. Doramus has over 20 years experience in residential

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Florida Progress Corporation
News Release - Florida Progress Spins-Off Echelon International


real estate. In January 1996, he founded Mission Development Company which serves numerous areas of the real estate industry. He also served as president and operating partner of two Tramell Crow companies and managed over 60,000 units in 33 states. Mr. LeClair has been with Florida Progress or its affiliates for 15 years. He has been president of Progress Credit, a predecessor of Echelon, since 1992 and has extensive experience in real estate and aircraft lending and leasing. Mr. LeClair has also worked on numerous acquisition and divestiture projects for Florida Progress.

Florida Progress is a Fortune 500 diversified utility holding company with assets of $5.6 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail service and life insurance.

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